Exhibit 23.3

CONSENT OF MORGAN STANLEY& CO. INCORPORATED

Board of Directors
Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233
Members of the Board:

We hereby consent to the use in the Registration Statement of CarMax, Inc. (“CarMax”) on Form S-4 and in the Proxy Statement/Prospectus of Circuit City Stores, Inc. (“Circuit City”), which is part of the Registration Statement, of our opinion dated May 21, 2002 appearing as Annex G to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Proposal One: The CarMax Separation Proposal  — Opinion of Circuit City’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By: /s/ KEITH HENNESSEY

            Keith Hennessey
            Managing Director

NewYork, NY
June 5, 2002